Exhibit 4.4

AMENDMENT TO

CONVERTIBLE PROMISSORY NOTE

This Amendment to Convertible Promissory Note (this “Agreement”), dated and effective November 16, 2020 (the “Effective Date”), amends that certain Convertible Promissory Note in the original principal amount of $40,000 made and entered into by and between the parties hereto effective as of December 2, 2019 (the “Note”, a copy of which has been filed as an exhibit to the Holder’s filings with the Securities and Exchange Commission), by and between Eco Innovation Group, Inc., a Nevada corporation (“Company”) and Pinnacle Consulting Services Inc., a Nevada corporation (“Holder”). Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Note.

WHEREAS, the Company and the Holder desire to amend the Note to extend the Maturity Date of the Note and add conversion limitations to the Note on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1.                  Amendment to Note.

(a) Effective as of the Effective Date, the definition of “Maturity Date” in the introductory paragraph of the Note shall be amended from “6 months from the Issuance Date” to “April 1, 2020” (the “Maturity Extension”).

(b) Effective as of the Effective Date, the following Section 3.9 is added to the Note:

“Section 3.9 Ownership Limitation. Notwithstanding anything to the contrary contained in this Note, if at any time Holder shall or would be issued shares of Common Stock in whole or partial conversion of this Note, and such issuance, along with all other shares of Company Common Stock beneficially owned by Holder (together with its affiliates) would exceed 4.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance) (the “Maximum Percentage”), then Company shall not issue to Holder shares of Common Stock which would exceed the Maximum Percentage. Holder agrees, upon request, to provide Company with the number of shares of Common Stock it owns at the time of any proposed conversion hereunder. For purposes of this section, beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the 1934 Act. The shares of Common Stock issuable to Holder that would cause the Maximum Percentage to be exceeded are referred to herein as the “Ownership Limitation Shares”. Company will reserve the Ownership Limitation Shares for the exclusive benefit of Holder. Holder shall notify Company in writing of the number of the Ownership Limitation Shares that may be issued to Holder without causing Holder to exceed the Maximum Percentage. Upon receipt of such notice, Company shall be unconditionally obligated to immediately issue such designated shares to Holder, with a corresponding reduction in the number of the Ownership Limitation Shares. Upon notice to Company from Holder the term “4.99%” above shall be replaced with “9.99%”. Notwithstanding any other provision contained herein, if the term “4.99%” is replaced with “9.99%” pursuant to the preceding sentence, such increase to “9.99%” shall remain at 9.99% until increased, decreased or waived by Holder as set forth below. By written notice to Company, Holder may increase, decrease or waive the Maximum Percentage as to itself but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Holder.”

2.                  Confirmations.

(a) Holder agrees and confirms that the Note shall be due and payable on April 1, 2020, as a result of the Maturity Extension described herein.

(b) The Holder agrees and confirms that the Note is not currently in default.

(c) The Holder and Company agree and confirm that the total Principal Amount of the Note is currently $40,000.

3.                  Consideration. Each of the parties agrees and confirms by signing below that they have received valid consideration in connection with this Agreement and the transactions contemplated herein.

4.                  Mutual Representations, Covenants and Warranties. Each of the parties, for themselves and for the benefit of each of the other parties hereto, represents, covenants and warranties that:

(a) Such party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b) The execution and delivery by such party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such party is bound or affected; and

(c) Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

5.                  Further Assurances. The parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

6.                  Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Note, and/or any other documents, agreements or understandings entered into in connection therewith (collectively, “Ancillary Agreements”), to “Amended Promissory Note”, “Promissory Note”, “Note”, “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Note as modified or amended hereby.

7.                  Note to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Note and Ancillary Agreements, and the terms and conditions thereof shall remain in full force and effect.

8.                  Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise.

9.                  Construction. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

10.              Governing Law. This Agreement shall be governed by the laws of the State of California without regard to choice of law consideration. Company hereby irrevocably consents to the jurisdiction of the courts of the State of California and of any federal court located in such State in connection with any action or proceeding arising out of or relating to the Note or this Agreement.

11.              Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Company shall not assign any of its rights or obligations under the Note without the Holder’s prior written approval, provided that such obligations shall automatically be assigned to any successor of the Company.

12.              Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date set forth on the first page hereof to be effective as of the Effective Date.

HOLDER		COMPANY

Pinnacle Consulting Services Inc.		Eco Innovation Group, Inc.

By:	/s/ Robert L. Hymers III	By:	/s/ Julia Otey-Raudes
Name:	Robert L. Hymers III	Name:	Julia Otey-Raudes
Title:	President	Title:	President and Chief Executive Officer